EXHIBIT 99.1 Press Release

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                                  PRESS RELEASE
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FROM:        Simon R. C. Wadsworth

SUBJECT:     MID-AMERICA announces property acquisitions

DATE:        January 26, 2004
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Mid-America  Apartment  Communities,   Inc.  (NYSE:  MAA)  announced  today  the
acquisition of two properties, Jefferson at Timberglen located in Dallas, TX and Monthaven Park located in Nashville, TN.

Jefferson at Timberglen was acquired through the company's joint ventures with Crow Holdings. Mid-America owns a one-third interest in the joint venture partnerships. Jefferson at Timberglen is the fourth property acquired by the joint ventures. This upscale apartment community developed in 1999 by JPI of Dallas contains 522 apartment units and offers a full range of amenities to residents including concierge services, lagoon style pool and playground, movie theater and extensive landscaping. Located in north Dallas adjacent to the Dallas Tollway at the Timberglen Rd. intersection, the property enjoys an excellent location in the Metroplex and provides quick access to north Dallas, downtown and the major Plano, TX employment centers.

Monthaven Park was acquired directly by Mid-America and will be fully owned by the company. Monthaven Park was built in two phases during 1999 and 2001. The 456-unit apartment property offers large floorplans, resort style amenities including two fitness centers, indoor racquetball courts and lighted tennis courts. Strategically located just off Vietnam Memorial Highway in the northern suburb of Hendersonville, the community offers quick access to downtown Nashville, numerous north Nashville employment centers and the Opryland Hotel area.


Mid-America Apartment Communities is a NYSE traded multifamily REIT specializing in the acquisition, redevelopment and management of apartment properties throughout the southeast and south central US with 36,712 units under ownership and management. For further details, please refer to our website at www.maac.net or contact Simon R. C. Wadsworth at 901/682-6668, ext. 105. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated market conditions, anticipated acquisitions, redevelopment opportunities, and property financing. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.